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                                                                     Exhibit 3.2


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                       CLASS A REDEEMABLE PREFERRED STOCK

                                       AND

                       CLASS B REDEEMABLE PREFERRED STOCK

                                       OF

                                  SEMINIS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                    ----------------------------------------


                  Seminis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law (the "GCL") by unanimous written consent on February 24, 1999:


                  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a Class A Redeemable Preferred Stock, par value $.01 per share (the "Class A Preferred Stock"), of the Corporation and a Class B Redeemable Preferred Stock, par value $.01 per share (the "Class B Preferred Stock" and together with the Class A Preferred Stock, the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares of each such Class, and fixes the relative rights, preferences, and limitations thereof as follows:

         Part 1.  Designation.

                  1A. Designation and Amount Class A Preferred Stock. The shares of Class A Preferred Stock shall be designated as "Class A Redeemable Preferred Stock" and the
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         number of shares constituting the Class A Preferred Stock shall be
         Twenty Five Thousand (25,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class A Preferred Stock.

                  1B. Designation and Amount Class B Preferred Stock. The shares of Class B Preferred Stock shall be designated as "Class B Redeemable Preferred Stock" and the number of shares constituting the Class B Preferred Stock shall be Twenty Five Thousand (25,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class B Preferred Stock.

         Part 2.  Dividends.

                  2A. Payment of Dividends. The dividends on each share of the Preferred Stock shall accrue cumulatively at the rate of 8% per annum of the Liquidation Value thereof from and including the date of issuance thereof to and including the date on which the Preferred Redemption Price of such share of Preferred Stock is paid. The dividends on each share of Preferred Stock shall be payable, to the extent permitted under the GCL and not prohibited by the Loan Agreement, to the registered holder thereof quarterly on the first day of January, April, July and October of each year, or if such day is not a Business Day, on the immediately preceding Business Day. Such dividends shall accrue whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. To the fullest extent permitted under the GCL and not prohibited by the Loan Agreement, the Board of Directors of the Corporation shall declare and the Corporation shall pay all dividends accrued on the Preferred Stock on the dates set forth above. Any dividends which are not declared and paid on the dates set forth above shall be declared and paid as soon as permitted under the GCL and not prohibited by the Loan Agreement. The Corporation shall not, and shall not permit any Subsidiary to, enter into any Loan Agreement which expressly prohibits (i) the payment by the Corporation of dividends on the Preferred Stock in the amounts and at the times specified herein or
         (ii) the payment by such Subsidiary of dividends to the Corporation for the purpose of paying dividends on the Preferred Stock; provided, however, that the foregoing shall not be deemed to restrict the ability of the Corporation or any Subsidiary to enter into any Loan Agreement which prohibits or restricts the payment by the Corporation of dividends on the Preferred Stock or the payment by any Subsidiary of dividends to the Corporation upon (i) the existence of an event of default, or any event which after notice or the passage of time or both, would constitute an event of default, under the Loan Agreement, which gives rise to a right by the lender to accelerate amounts outstanding under, or terminate, such Loan Agreement or (ii) the occurrence of certain events or the failure of the Corporation or such Subsidiary to satisfy certain conditions, where such events had not occurred and such conditions were satisfied at the time the Loan Agreement was entered into.


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                  2B. Distribution of Partial Dividend Payments. If at any time the Corporation distributes less than the total amount of dividends then accrued with respect to Preferred Stock, such payment will be distributed among the holders of Preferred Stock so that an equal amount will be paid (as nearly as possible) with respect to each outstanding share of Preferred Stock.

         Part 3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Preferred Redemption Price of all shares of Preferred Stock then outstanding, and the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed equally and ratably among such holders based upon the aggregate Preferred Redemption Price of the Preferred Stock held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this
         Part 3 unless such consolidation, merger, sale or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.


         Part 4.  Redemption.

                  4A. Mandatory Redemption. Subject to the terms and conditions provided in Part 5 hereof, the Corporation shall redeem all of the shares of Preferred Stock then outstanding on the earlier of the tenth anniversary of the Closing Date or the date of the consummation of a Company Sale (the "Preferred Mandatory Redemption Date"), at a price per share equal to the Preferred Redemption Price.

                  4B. Optional Redemption. (i) Shareholder's Option. Subject to the terms and conditions provided in Part 5 hereof, the Corporation shall, at the option of each holder of Class A Preferred Stock exercised during the period from and after the Closing Date until the earlier of the fifth anniversary of the Closing Date or the date of the consummation of an Initial Public Offering, redeem any or all of the shares of Class A Preferred Stock then held by such holder at a price per share equal to the Preferred Redemption Price.

                           (ii) Corporation's Option. Subject to the terms and
                  conditions provided in Part 5 hereof, the Corporation may, at the option of the Corporation exercised at any time on or after the earlier of the fifth anniversary of the Closing Date or the date of the consummation of an Initial Public Offering, redeem any or all of the shares of Preferred Stock then outstanding at a price per share equal to the Preferred Redemption Price. If the Corporation shall at any time elect to


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                  redeem less than all of the shares of Preferred Stock then outstanding, it shall make such redemption on a pro rata basis among the holders of the Preferred Stock then outstanding.

                  4C. Dividends After Redemption Date. No share of Preferred Stock shall be entitled to any dividends accruing after the date on which the Preferred Redemption Price of such share of Preferred Stock is paid. On such date all rights of the holder of such share of Preferred Stock shall cease, and such share of Preferred Stock will not be deemed to be outstanding.

                  4D. Redeemed or Otherwise Acquired Shares. All shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation prior to the Preferred Mandatory Redemption Date shall be available for reissuance by the Corporation at any time prior to the Preferred Mandatory Redemption Date. All shares of Preferred Stock which are redeemed by the Corporation on the Preferred Mandatory Redemption Date (or thereafter in accordance with Part 5 hereof) shall be canceled and shall not be reissued, sold or transferred.

         Part 5.  Redemption Procedures.

                  5A. Notice of Redemption. (i) In the event that a holder of Class A Preferred Stock elects to cause the Corporation to redeem such holder's shares of Class A Preferred Stock pursuant to Subpart 4B(i), such holder shall deliver to the Corporation, at the time or times specified in the applicable Subpart, a written notice of such election (which notice and election shall, without the written consent of the Corporation, be irrevocable) and the shares of Class A Preferred Stock to be redeemed (the "Shareholder Redemption Notice"). Notwithstanding the foregoing, the holders of Class A Preferred Stock may only deliver to the Corporation Shareholder Redemption Notices during the first ten Business Days of each of January, April, July and October of each year. Upon receipt of a valid Shareholder Redemption Notice, the Corporation shall notify the holder of Class A Preferred Stock in writing, within 60 days of receipt of the Shareholder Redemption Notice, of the redemption date for the shares to be redeemed (the "Shareholder Redemption Date"), which Shareholder Redemption Date shall be a date not more than 90 days from the date of receipt of the Shareholder Redemption Notice; provided, however, that with respect to any Shareholder Redemption Date upon which the Total Redemption Price the Corporation shall pay is less than $50,000,000, the Corporation shall notify the holder of Class A Preferred Stock of the Shareholder Redemption Date within 30 days of receipt of the Shareholder Redemption Notice, which Shareholder Redemption Date shall be a date not more than 45 days from the date of receipt of the Shareholder Redemption Notice.

                           (ii) In the event that the Corporation shall be
                  required to redeem shares of Preferred Stock pursuant to Subpart 4A, or the Corporation elects to redeem shares of Preferred Stock pursuant to Subpart 4B(ii), as the case may be, the Corporation shall deliver to the holders of the shares of Preferred Stock to be redeemed written notice of such redemption (the "Corporate Redemption Notice"). The Corporation Redemption Notice shall specify the shares of Preferred Stock to be redeemed and the redemption date for the shares to be redeemed (the "Corporation Redemption Date"), which Corporation Redemption


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                  Date shall be a date not less than 30 days and not more than
                  60 days from the date of the Corporation Redemption Notice.

                  5B. Limitation on Redemptions. (i) With respect to any Redemption Date, the Corporation shall be obligated to redeem only that number of shares of Preferred Stock which are legally permitted under the GCL and which will not cause the Corporation to be in violation of any term in the Loan Agreement. Any shares of Preferred Stock not redeemed on any Redemption Date shall be redeemed at such later time as such redemption is legally permitted and will not cause such a violation.

                           (ii) Except with respect to any Corporation
                  Redemption Date, the Corporation shall not be obligated to redeem any shares of Class A Preferred Stock if at the time of such proposed redemption an Initial Public Offering has been consummated.

                  5C. Payment of Redemption Price. On the Redemption Date specified in the Redemption Notice (or such later date provided in paragraph (i) of Part 5B hereof), the holder of Class A Preferred Stock being redeemed shall deliver to the Corporation the certificate or certificates representing such shares of Class A Preferred Stock, as the case may be, duly endorsed or accompanied by a duly executed stock power, against payment therefor by the Corporation, and the Corporation shall redeem, and acquire good and valid title to, such shares, free and clear of any liens, charges, encumbrances or restrictions of any nature whatsoever.

                  5D. Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered personally, by courier, by registered or certified mail, return receipt requested, postage prepaid or by telecopy with a copy sent by one of the foregoing methods, and shall be deemed to have been given when received (i) by the Corporation, at its principal executive officers, and (ii) by any holder of Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         Part 6.  Conversion.

                  6A. Mandatory Conversion. Each share of Class A Preferred Stock shall automatically be converted into one share of Class B Preferred Stock, without any action by the Corporation or further action by the holder thereof, upon the earlier of (i) the Transfer of such share of Class A Preferred Stock other than pursuant to an Exempt Transfer, (ii) the date of the consummation of an Initial Public Offering or (iii) the fifth anniversary of the Closing Date, unless on or prior to such fifth anniversary a valid Redemption Notice has been given, but the Redemption Date has not occurred, with respect to such share of Class A Preferred Stock.

                  6B. Optional Conversion. Each share of Class A Preferred Stock shall, at the option of the holder thereof, be convertible into one share of Class B Preferred Stock at any time prior to the Redemption Date for such share of Class A Preferred Stock.

                  6C. Surrender of Certificates. With respect to any conversion of shares of Class A Preferred Stock into shares of Class B Preferred Stock, the holder thereof shall


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         surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation during normal business hours together with, in the case of a conversion pursuant to Subpart 6B, a written notice by such holder stating that such holder desires to convert the shares, or a stated number of the shares, of Class A Preferred Stock represented by such certificate or certificates into shares of Class B Preferred Stock. The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of Class A Preferred Stock, or to the nominee or nominees of such holder, certificates for the number of shares of Class B Preferred Stock into which such shares have been converted. If surrendered certificates for shares of Class A Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to the nominee or nominees of such holder, a new certificate or certificates representing the aggregate of the unconverted shares of Class A Preferred Stock. Shares of Class A Preferred Stock shall be deemed to have been converted into shares of Class B Preferred Stock, in the case of a conversion pursuant to Subpart 6A, as of the date of the Transfer of such shares of Class A Preferred Stock (other than pursuant to an Exempt Transfer) or other event provided in Subpart 6A which causes such conversion, and in the case of a conversion pursuant to Subpart 6B, as of the date of the surrender of such shares for conversion and delivery of the accompanying notice as provided above, and the person or persons entitled to receive the shares of Class B Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Preferred Stock on such date.

                  6D. Reservation of Shares. The Corporation will reserve and at all times keep available out of its authorized but unissued shares of Class B Preferred Stock or its shares of treasury stock of such class, a sufficient number of shares of Class B Preferred Stock to satisfy the conversion requirements of all outstanding shares of Class A Preferred Stock. The Corporation will take all such action as may be necessary to ensure that all shares of Class B Preferred Stock issued upon conversion of shares of Class A Preferred Stock will be duly and validly authorized and issued and fully paid and nonassessable.

                  6E. Transfer Taxes. The issuance of certificates for shares of Class B Preferred Stock upon the conversion of shares of Class A Preferred Stock shall be made without charge to the holders converting such shares of Class A Preferred Stock for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holders of shares of Class A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of shares of Class A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate sunless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

         Part 7. Voting Rights. Except as provided by law or in Part 9 hereof, the Preferred Stock shall have no voting rights.

         Part 8. Priority. So long as any Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities, nor shall the


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         Corporation declare or pay any dividend or make any distribution upon
         Junior Securities, if immediately after such redemption, purchase, acquisition, dividend or distribution any Preferred Event of Noncompliance would exist.

         Part 9. Amendment and Waiver; Merger or Consolidation. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate of Designation which would:

                  (a) increase or decrease the aggregate number of authorized shares of such class;

                  (b) effect an exchange, reclassification, or cancellation of all or part of the shares of such class;

                  (c) change the designations, preferences, qualifications, limitations, restrictions, or special or relative rights of the shares of such class;

                  (d) in the case of a preferred or special class of shares, divide the shares of such class into series and fix or authorize the board of directors to fix the variations in the relative rights and preferences between the shares of such series;

                  (e) change the shares of such class into the same or a different number of shares of the same class or another class or classes;

                  (f) create a right of exchange, of all or any part of the shares of another class into the shares of such class;

                  (g) create a new class of shares having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences prior, superior or substantially equal to those of the shares of such class, or increase the rights and preferences of any class having rights and preferences subordinate to those of such class if such increase would then make the rights and preferences substantially equal to or superior to those of such class;

                  (h) limit or deny the existing preemptive rights of the shares of such class;

                  (i) cancel or otherwise affect dividends on the shares of such class which had accumulated but had not been declared;

                  (j) limit or deny the voting rights of the shares of such class,

         Nor shall the Corporation merge or consolidate with any entity in a transaction that would result in any such change, without the prior written consent of the holders of at least a majority of the Preferred Stock outstanding at the time such action is taken.

         Part 10. Definitions. For purposes of this Certificate of Designation, the following capitalized terms shall have the following meanings:

                  "Business Day" means a day of the year on which commercial banks are not required or authorized to close in New York, New York.

                  "Closing Date" has the meaning ascribed thereto in the Merger Agreement.


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                  "Company Sale" means, after the occurrence of a Majority
         Shareholder Default and during the continuation thereof, the sale of the Corporation (whether by merger, consolidation or sale of all or substantially all of the outstanding capital stock of the Corporation) or the sale of all or substantially all of the assets of the Corporation, in a single transaction or a Class of related transactions.

                  "Exempt Transfer" has the meaning ascribed thereto in the Shareholders Agreement.

                  "Initial Public Offering" has the meaning ascribed thereto in the Shareholders Agreement.

                  "Junior Securities" means any of the Corporation's equity securities other than the Preferred Stock.

                  "Liquidation Value" of any share of Preferred Stock shall be $1,000 (as adjusted for stock splits, stock dividends, combinations and similar changes in the Corporation's capital stock occurring after the Closing Date).

                  "Loan Agreement" has the meaning ascribed thereto in the Shareholders Agreement.

                  "Majority Shareholder Default" has the meaning ascribed thereto in the Shareholders Agreement.

                  "Merger Agreement" means the Agreement and Plan of Merger dated as of August 31, 1995 by and among the Corporation, Geo. J. Ball, Inc., Empresas La Moderna, S.A. de C.V. and the persons named as Ball Shareholders on Annex A thereto.

                  "Preferred Event of Noncompliance" means (i) the Corporation fails to pay on any dividend payment date the full amount of dividends then accrued, or (ii) the Corporation fails to make any redemption payment with respect to the Preferred Stock which it is obligated to make.

                  "Preferred Redemption Price" means, with respect to any share of Preferred Stock, an amount equal to the Liquidation Value thereof plus cumulated and unpaid dividends thereon.

                  "Redemption Date" means, as to any share of Preferred Stock, the Corporation Redemption Date or the Shareholder Redemption Date, as the case may be; provided that no such date will be a Redemption Date unless the applicable Preferred Redemption Price or Common Redemption Price is actually paid in full on such date, and if not so paid in full, the Redemption Date will be the date on which such Preferred Redemption Price or Common Redemption Price is fully paid.


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                  "Redemption Notice" means, as to the redemption of any share of Preferred Stock, the Corporation Redemption Notice or the Shareholder Redemption Notice, as the case may be.

                  "Shareholders Agreement" means the Shareholders Agreement dated as of the Closing Date among the Corporation and its shareholders, as in effect from time to time.

                  "Subsidiary" has the meaning ascribed thereto in the Shareholders Agreement.

                  "Total Redemption Price" means, with respect to any Redemption Date, the Preferred Redemption Price multiplied by the number of shares of Preferred Stock to be redeemed upon such Redemption Date.

                  "Transfer" has the meaning ascribed thereto in the Shareholders Agreement.

                  IN WITNESS WHEREOF, Seminis, Inc. has caused this Certificate of Designations to be duly executed by ___________________, its ______________ this __ day of _______, 1999.

                                              Seminis, Inc.



                                              ____________________________


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